Exhibit 21.1

Subsidiaries of Registrant

State or
Country of
Subsidiary Name	Incorp.	Status
NeoMedia Migration, Inc.	Delaware	Active

NeoMedia Micro Paint Repair, Inc.	Nevada	Active

NeoMedia Telecom Services, Inc.	Nevada	Active

12Snap AG	Germany	Active

NeoMedia Technologies de Mexico, S. A. de C. V.	Mexico	Inactive

NeoMedia Migration de Mexico, S. A. de C. V.	Mexico	Inactive

NeoMedia Technologies de Guatemala, S. A.	Guatemala	Inactive

"NeoMedia" EDV - GmbH	Austria	Inactive

NeoMedia Technologies UK Limited	UK	Inactive

NeoMedia Technologies Holding Company, B.V.	Netherlands	Inactive

NeoMedia Technologies of Canada, Inc.	Canada	Inactive

NeoMedia Technologies do Brasil Ltda	Brazil	Inactive

NeoMedia Tech, Inc.	Delaware	Inactive